Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to Registration Statement No. 333-129342 on Form N-1A of our report dated August 22, 2014, relating to the financial statements and financial highlights of BBH Money Market Fund (the “Fund”), a series of BBH Trust, appearing in the Annual Report on Form N-CSR of BBH Trust, for the year ended June 30, 2014, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 22, 2014